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                                    EXHIBIT 11.1

                          INTEGRATED SURGICAL SYSTEMS, INC.
                   STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

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

                                               Years Ended December 31,       Three Months Ended March 31,
                                                  1995           1996              1996         1997
                                                  ----           ----              ----         ----
Primary and fully diluted:

Average common shares outstanding ........         75,180        721,657           273,946    3,362,513

Common and common equivalent shares
  issued during the twelve month period
  prior to the initial public offering at
  prices below the assumed public
  offering price in accordance with Staff
  Accounting Bulletin No. 83 ..............     4,103,697      3,652,290         4,103,697       --
                                              -----------    -----------        ----------   ----------
Shares used in per share calculations .....     4,178,877      4,373,947         4,377,643    3,362,513
                                              ===========    ===========        ==========   ==========
Net Loss ..................................   $(4,053,528)   $(3,448,829)        $(995,175)   $(802,414)
Preferred stock dividends .................      (936,325)       --                  --           --
                                              -----------    -----------        ----------   ----------
Net loss applicable to common
stockholders ..............................   $(4,989,853)   $(3,448,829)        $(995,175)   $(802,414)
                                              ===========    ===========        ==========   ==========
Net loss per common and common share
equivalent ................................        $(1.19)        $(0.79)           $(0.23)      $(0.24)
                                                   ======         ======            ======       ======

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